UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. _____)

Filed by the Registrant    [x]

Filed by a Party other than the Registrant    [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement.	[ ]
[ ] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).
[x] Definitive Proxy Statement.
[ ] Definitive additional materials.
[ ] Soliciting material pursuant to §240.14a-12

CONTANGO OIL & GAS COMPANY

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (check the appropriate box):

[x]    No fee required.

[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)    Proposed maximum aggregate value of transaction:

(5)    Total fee paid:

[ ]    Fee paid previously with preliminary materials.

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)    Amount previously paid:

(2)    Form, schedule or registration statement no.:

(3)    Filing party:

(4)    Date filed:

CONTANGO OIL & GAS COMPANY
3700 Buffalo Speedway, Suite 960
Houston, Texas 77098

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
NOVEMBER 29, 2012

Dear Stockholder:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders of Contango Oil & Gas Company, which will be held at 3700 Buffalo Speedway, Second Floor, Houston, Texas 77098, on Thursday, November 29, 2012 at 9:30 a.m., Central Time.
Important Notice Regarding the Availability of Proxy Materials
For the Annual Meeting of Stockholders to be held on November 29, 2012
In accordance with rules issued by the Securities and Exchange Commission, you may access The Notice of Annual Meeting of Stockholders, our 2012 Proxy Statement and our Annual Report at http://www.contango.com/proxy
At the Annual Meeting you will be asked to vote on the following matters:

(1)	To elect our board of directors to serve until the annual meeting of stockholders in 2013;

(2)	To conduct a non-binding advisory vote to approve the compensation of the Company’s executives;

(3)	To ratify the appointment of Grant Thornton LLP as the independent auditors of the Company for the fiscal year ending June 30, 2013; and
(4) To conduct any other business that is properly raised at the Annual Meeting.    Stockholders who owned shares of Contango Oil & Gas Company’s common stock, par value $0.04 per share, at the close of business on October 8, 2012 are entitled to receive notice of and to attend and vote at the meeting.
As a stockholder of Contango Oil & Gas Company, you have the right to vote on the proposals listed above. Please read the Proxy Statement carefully because it contains important information for you to consider when deciding how to vote. Your vote is important.
You have three options in submitting your vote prior to the Annual Meeting date:
(1) You may sign and return the enclosed proxy card in the accompanying envelope;
(2) You may vote over the Internet at the address shown on your proxy card; or
(3) You may vote by Telephone using the phone number shown on your proxy card.
Whether or not you plan to attend the Annual Meeting in person, please date, sign and return the enclosed proxy card promptly or vote over the Telephone or Internet. A postage-paid return envelope is enclosed for your convenience. If you decide to attend the Annual Meeting, you can, if you wish, revoke your proxy and vote in person. If you have any questions, please contact us through our website at www.contango.com, send us an e-mail at contango@contango.com or write us at 3700 Buffalo Speedway, Suite 960, Houston, Texas 77098.
By order of the Board of Directors,
/s/ BRAD JUNEAU
Brad Juneau
President and Acting Chief Executive Officer

Houston, Texas
October 12, 2012

CONTANGO OIL & GAS COMPANY
3700 Buffalo Speedway, Suite 960
Houston, Texas 77098
_____________________

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
NOVEMBER 29, 2012
_____________________

To our Stockholders:
The board of directors (the “Board”) of Contango Oil & Gas Company, a Delaware corporation (the “Company” or “Contango”), is furnishing you with this Proxy Statement in connection with its solicitation of your proxy, in the form enclosed, for use at the 2012 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 3700 Buffalo Speedway, Second Floor, Houston, Texas 77098, on Thursday, November 29, 2012 at 9:30 a.m., Central Time, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.
We are distributing this Proxy Statement to you on or about October 20, 2012, together with the accompanying proxy card and the Company’s annual report on Form 10-K for the fiscal year ended June 30, 2012.
We cordially invite you to attend the Annual Meeting. Whether or not you plan to attend, please complete, date and sign the proxy card and return it promptly in the return envelope provided, or you may vote over the Telephone or Internet by following the instructions on the proxy card or other enclosed proxy material.
QUESTIONS AND ANSWERS
1.    Q:     Who is asking for my proxy?

A:
Your proxy is being solicited by our Board for use at our Annual Meeting. Our directors, officers or employees may also solicit proxies on behalf of our Board, in person or by telephone, facsimile, mail or e-mail. If our directors, officers or employees solicit proxies, they will not be specially compensated. Contango will pay all costs and expenses of this proxy solicitation.

2.    Q.    What are stockholders being asked to vote on?

A:    At our Annual Meeting, stockholders will be asked to vote:

▪	To elect our Board of Directors to serve until the annual meeting of stockholders in 2013;

▪	To approve, on an advisory basis, the compensation of the Company’s executives;

▪	To ratify the appointment of Grant Thornton LLP as the independent auditors of the Company for the fiscal year ending June 30, 2013; and

▪	On any other matter that may properly come before the Annual Meeting or any adjournment of the Annual Meeting.

#PageNum#

3.    Q.    Who is entitled to vote?

A:
The record of stockholders entitled to vote at the Annual Meeting was taken at the close of business on October 8, 2012 (the “Record Date”). As of the Record Date, the Company had outstanding 15,194,952 shares of common stock, par value $0.04 per share (the “Common Stock”).

4.    Q:    How many shares may vote at the Annual Meeting?

A:	Each record holder of Common Stock is entitled to one vote per share of Common Stock owned on the Record Date.

5.    Q:    How do I vote my shares?

A:
A proxy card is included with the proxy materials being sent to you. The proxy card allows you to specify how you want your shares voted as to each proposal listed. The proxy card provides space for you to:

▪	Vote for, or withhold authority to vote for, each nominee for director;

▪	Vote for or against, or abstain from voting on, approval, on an advisory basis, of the compensation of our named executive officers;

▪	Vote for or against, or abstain from voting on, the ratification of the appointment of Grant Thornton LLP as independent public accountants for the fiscal year ending June 30, 2013;

If the proxy card is properly signed and returned to us, shares covered by the proxy card will be voted in accordance with the directions you specify on the card. The person named as proxy on the proxy card is Brad Juneau, the Company’s President and Acting Chief Executive Officer. Any stockholder who wishes to name a different person as his or her proxy may do so by crossing out Mr. Juneau’s name and inserting the name of another person to act as his or her proxy. In such a case, the stockholder would be required to sign the proxy card and deliver it to the person named as his or her proxy, and that person would be required to be present and vote at the Annual Meeting. Any proxy card so marked should not be mailed to the Company.

If you return a signed proxy card without having specified any choices, Mr. Juneau, named as proxy, will vote the shares represented at the Annual Meeting and any adjournment thereof as follows:

▪	FOR the election of each nominee for director;

▪	FOR the approval, on an advisory basis, of the compensation of our named executive officers;

▪	FOR ratification of the appointment of Grant Thornton LLP as independent public accountants for the fiscal year ending June 30, 2013; and

▪	At the discretion of Mr. Juneau, as proxy, on any other matter that may properly come before the Annual Meeting or any adjournment of the Annual Meeting.

#PageNum#

6.    Q:     How does the Board recommend I vote?

A:	The Board unanimously recommends that you vote:

▪	FOR the election of each nominee for director;

▪	FOR the approval, on an advisory basis, of the compensation of our named executive officers; and

▪	FOR ratification of the appointment of Grant Thornton LLP as independent public accountants for the fiscal year ending June 30, 2013.

Our executive officers and directors who own shares of Common Stock have advised us that they intend to vote their shares in favor of the proposals presented in this Proxy Statement. As of the Record Date, executive officers and directors collectively beneficially owned or had voting control over 2,188,207 shares of Common Stock, representing approximately 14% of the total shares entitled to vote. See “Security Ownership of Certain Beneficial Owners and Management”.

7.    Q:    What vote is required?

A:	All proposals will require an affirmative vote of a majority of the shares present in person or by proxy and voting at the Annual Meeting.

8.    Q:    What is a “quorum”?

A:
Presence at the Annual Meeting, in person or by proxy, of holders of a majority of the votes entitled to be cast by all record holders of the Company’s Common Stock will constitute a quorum for the transaction of business. If a quorum is not present, the Annual Meeting may be adjourned from time to time until a quorum is obtained.

9.    Q:    What is the effect of an abstention or a broker non-vote?

A:
Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. A broker non-vote occurs when a nominee holding shares of the Company’s Common Stock for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders as a vote against, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

10.    Q:    What does it mean if I receive more than one proxy card?

A:	If your shares are registered differently or in more than one account, you will receive more than one proxy card. Sign and return all proxy cards to ensure that all your shares are voted.

11.    Q:    Can I revoke my proxy?

A:
You may revoke your proxy at any time before it is exercised at the Annual Meeting by filing with or transmitting to our corporate secretary either a notice of revocation or a properly created proxy bearing a later date. You also may attend the Annual Meeting and revoke your proxy by voting your shares in person.

#PageNum#

12.    Q:    How will the Company solicit proxies?

A:
Proxies may be solicited in person, by telephone, facsimile, mail or e-mail by directors, officers and employees of the Company without additional compensation. The Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to stockholders.

13.    Q:    How can a stockholder communicate with the Company’s independent directors?

A:
The Audit Committee is authorized to receive communications from stockholders. Mail should be addressed to the independent director or directors in care of the Chairman of the Audit Committee, Contango Oil & Gas Company, 3700 Buffalo Speedway, Suite 960, Houston, Texas 77098. Mail will not be opened but will be forwarded to the Chairman of the Audit Committee or the named independent director. Mail addressed to the Board of Directors will be delivered to Brad Juneau, President and Acting Chief Executive Officer. Mr. Juneau is not an independent director.

#PageNum#

PROPOSAL 1
ELECTION OF DIRECTORS

At the Annual Meeting, we will present the nominees named below and recommend that they be elected to serve as directors until the next annual stockholders meeting or until their successors are duly elected and qualified. Each nominee has consented to being named in this Proxy Statement and to serve if elected.

Your proxy will be voted for the election of the six nominees named below unless you give instructions to the contrary. Your proxy cannot be voted for a greater number of persons than the number of nominees named.

Nominees

Presented below is a description of certain biographical information, occupations and business experience for the past five years of each person nominated to become a director. Six directors are to be elected at the Annual Meeting. All nominees are current directors standing for reelection to the Board. If any nominee should become unavailable for election, your proxy may be voted for a substitute nominee selected by the Board, or the Board’s size may be reduced accordingly. The Board is unaware of any circumstances likely to render any nominee unavailable. Directors of the Company hold office until the next annual stockholders meeting, until successors are elected and qualified or until their earlier resignation or removal.

On May 5, 2010, the Company’s board of directors established a Nominating Committee to recommend nominees for director to the Board and to insure that such nominees possess the director qualifications set forth in the Company’s Corporate Governance Guidelines. Additionally, the Nominating Committee reviews the qualifications of existing Board members before they are nominated for re-election to the Board. Once nominees are selected, the Board determines which nominees are presented to the Company’s stockholders for final approval.

Each Board member other than Kenneth R. Peak and Brad Juneau is an independent director. The Board will also consider nominees recommended by stockholders. The Company’s Bylaws contain provisions which address the process by which a stockholder may nominate an individual to stand for election to the Board of Directors at our Annual Meeting of Stockholders. The procedures include a requirement that notices regarding a person’s nomination be received in writing from the stockholder and by the Company’s Secretary not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. Moreover, the notice must include such nominee’s written consent to be named in the Company’s Proxy Statement and to serve if elected. Supporting information should include (a) the name and address of the candidate and the proposing stockholder, (b) a comprehensive biography of the candidate and an explanation of why the candidate is qualified to serve as a director taking into account the criteria identified in our corporate governance guidelines and (c) proof of ownership, the class and number of shares, and the length of time that the shares of our common stock have been beneficially owned by each of the candidate and the proposing stockholder. Minimum qualifications include extensive business experience, a solid understanding of financial statements and a reputation for integrity. Each nominee below has been recommended by the Nominating Committee.
Director
Name              Age            Position              Since
Kenneth R. Peak        67    Chairman     1999
Brad Juneau         52    Director and Acting Chief Executive Officer    2012
B.A. Berilgen        64    Director    2007
Jay D. Brehmer        47    Director    2000
Charles M. Reimer        67    Director    2005
Steven L. Schoonover        67    Director    2005

Kenneth R. Peak. Mr. Peak is the founder of the Company and has been Chairman and Chief Executive Officer since its formation in September 1999 until August 2012, when he received a six month medical leave of absence but remains as Chairman of the Board of Directors. Mr. Peak entered the energy industry in 1973 as a commercial banker and held a variety of financial and executive positions in the oil and gas industry prior to founding Contango in 1999. Mr. Peak served as an officer in the U.S. Navy from 1968 to 1971. Mr. Peak received a BS in physics from Ohio University in 1967, and an MBA from Columbia University in 1972. He currently serves

#PageNum#

as a director of Patterson-UTI Energy, Inc., a provider of onshore contract drilling services to exploration and production companies in North America, and Contango ORE, Inc., an exploration stage company involved in the exploration of gold and associated minerals and rare earth elements in the state of Alaska.

Brad Juneau. Mr. Juneau was appointed a director of Contango in April 2012 and President and Acting Chief Executive Officer in August 2012. Mr. Juneau is the sole manager of the general partner of Juneau Exploration, L.P. (“JEX”), a company involved in the generation of natural gas and oil prospects. Prior to forming JEX, Mr. Juneau served as senior vice president of exploration for Zilkha Energy Company from 1987 to 1998. Prior to joining Zilkha Energy Company, Mr. Juneau served as staff petroleum engineer with Texas International Company for three years, where his principal responsibilities included reservoir engineering, as well as acquisitions and evaluations. Prior to that, he was a production engineer with Enserch Corporation in Oklahoma City. Mr. Juneau holds a BS degree in petroleum engineering from Louisiana State University. Mr. Juneau was elected President, Acting Chief Executive Officer and director of Contango ORE, Inc. in August 2012.

B.A. Berilgen. Mr. Berilgen was appointed a director of Contango in July 2007. Mr. Berilgen has served in a variety of senior positions during his 40 year career. Most recently, he became Chief Executive Officer of Patara Oil & Gas LLC in April 2008. Prior to that he was Chairman, Chief Executive Officer and President of Rosetta Resources Inc., a company he founded in June 2005, until his resignation in July 2007, and then served as an independent consultant to various oil and gas companies from July 2007 through April 2008. Mr. Berilgen was also previously the Executive Vice President of Calpine Corp. and President of Calpine Natural Gas L.P. from October 1999 through June 2005. In June 1997, Mr. Berilgen joined Sheridan Energy, a public oil and gas company, as its President and Chief Executive Officer. Mr. Berilgen attended the University of Oklahoma, receiving a B.S. in Petroleum Engineering in 1970 and a M.S. in Industrial Engineering / Management Science in 1972.

Jay D. Brehmer. Mr. Brehmer has been a director of Contango since October 2000. Mr. Brehmer is a co-founding partner of Southplace, LLC, a provider of private-company middle-market corporate finance advisory services. Mr. Brehmer founded Southplace, LLC in November 2002. In August 2004, Mr. Brehmer became Managing Director of Houston Capital Advisors LP, a boutique financial advisory, merger and acquisition investment bank, while still retaining his membership in Southplace, LLC. Mr. Brehmer resigned from Houston Capital Advisors LP in January 2008 and is currently associated with Southplace, LLC in a full-time capacity. From May 1998 until November 2002, Mr. Brehmer was responsible for structured-finance energy related transactions at Aquila Energy Capital Corporation. Prior to joining Aquila, Mr. Brehmer founded Capital Financial Services, which provided mid-cap companies with strategic merger and acquisition advice coupled with prudent financial capitalization structures. Mr. Brehmer holds a BBA from Drake University in Des Moines, Iowa.

Charles M. Reimer. Mr. Reimer was elected a director of Contango in November 2005. Mr. Reimer has been President of Freeport LNG Development, L.P. since December 2002 and has experience in exploration, production, liquefied natural gas (“LNG”) and business development ventures, both domestically and abroad. From 1986 until 1998, Mr. Reimer served as the senior executive responsible for the VICO joint venture that operated in Indonesia, and provided LNG technical support to P. T. Badak. Additionally, during these years he served, along with Pertamina executives, on the board of directors of the P.T. Badak LNG plant in Bontang, Indonesia. Mr. Reimer began his career with Exxon Company USA in 1967 and held various professional and management positions in Texas and Louisiana. Mr. Reimer was named President of Phoenix Resources Company in 1985 and relocated to Cairo, Egypt, to begin eight years of international assignments in both Egypt and Indonesia. Prior to joining Freeport LNG Development, L.P., Mr. Reimer was President and Chief Executive Officer of Cheniere Energy, Inc.

Steven L. Schoonover. Mr. Schoonover was elected a director of Contango in November 2005. Mr. Schoonover was most recently Chief Executive Officer of Cellxion, L.L.C., a company he founded in September 1996 and sold in September 2007, which specialized in construction and installation of telecommunication buildings and towers, as well as the installation of high-tech telecommunication equipment. Since the sale in September 2007, Mr. Schoonover has continued to serve as a consultant to the current management team of Cellxion, L.L.C. From 1990 until its sale in November 1997 to Telephone Data Systems, Inc., Mr. Schoonover served as President of Blue Ridge Cellular, Inc., a full-service cellular telephone company he co-founded. From 1983 to 1996, he served in various positions, including President and Chief Executive Officer, with Fibrebond Corporation, a construction firm involved in cellular telecommunications buildings, site development and tower construction. Mr. Schoonover has

#PageNum#

been awarded, on two occasions with two different companies, Entrepreneur of the Year, sponsored by Ernst & Young, Inc Magazine and USA Today. Mr. Schoonover graduated from Ohio University in 1967 with a BFA in Communications for Organizations and received his Juris Doctor from Creighton University in 1972. He is currently a member of the Texas Bar.

All directors and nominees for director of the Company are United States citizens. There are no family relationships between any of our directors or executive officers.

CORPORATE GOVERNANCE

We believe that good corporate governance is important to assure that the Company is managed for the long term benefit of its stockholders. The Board and management of the Company are committed to good business practices, transparency in financial reporting and the highest level of corporate governance and ethics. The Board has specifically reviewed the provisions of the Sarbanes-Oxley Act of 2002, the rules of the Securities and Exchange Commission (“SEC”) and the NYSE MKT listing standards and rules to maintain its standards of good corporate governance.

The Board has reaffirmed existing policies and initiated actions adopting policies consistent with new rules and listing standards. In particular, we have:

▪	A majority of independent directors.

▪	An Audit Committee consisting solely of independent directors.

▪	Adopted an updated Audit Committee Charter in May 2012, a copy of which is available on the Company’s website at www.contango.com, which is reviewed annually by the Audit Committee.

▪	An Audit Committee empowered to engage independent auditors.

▪	Provided the Audit Committee with access to independent auditors, legal counsel and all management and employee levels.

▪	Established executive sessions for the Board of Directors consisting exclusively of independent directors.

▪
Adopted a Code of Ethics that satisfies the definition of “code of ethics” under the rules and regulations of the SEC, a copy of which is available on the Company’s website. The Code of Ethics applies to all of the Company’s employees, including its principal executive officer and principal financial officer, and controller.

▪	Adopted a formal whistleblower protection policy.

▪	Adopted a formal process for stockholders to communicate with the independent directors.

▪	Expanded disclosures regarding critical accounting policies.

▪	Adopted a formal Nominating Committee Charter in May 2010, a copy of which is available on the Company’s website, which is reviewed annually by the Nominating Committee.

▪	Approved compensation for the Chief Executive Officer by the independent directors.

▪	Prohibited personal loans to officers and directors.

▪	Taken appropriate Board and management action to achieve timely compliance with Section 404 of the Sarbanes-Oxley Act of 2002 regarding controls and procedures over financial reporting.

Independence. After reviewing the qualifications of our current directors and nominees, and any relationships they may have with the Company that might affect their independence, the Board has determined that each director and nominee, other than Mr. Peak and Mr. Juneau, is “independent” as that concept is defined by the NYSE MKT Company Guide. Both Mr. Peak and Mr. Juneau are executive officers of the Company. In addition, JEX and the Company have entered into a series of transactions which are described under “Certain Relationships and Related Transactions”.

Mission Statement. The Company’s primary objective is to maximize stockholder value, while at all times observing the highest ethical, health, safety and environmental standards. The Company will pursue this objective through participation in the energy industry.

#PageNum#

Corporate Authority and Responsibility. All corporate authority resides in the Board, as the representative of the stockholders. Authority is delegated to management by the Board in order to implement the Company’s mission. Such delegated authority includes the authorization of spending limits and the authority to hire employees and terminate their services. The independent members of the Board retain responsibility for selection, evaluation and the determination of compensation of the chief executive officer of the Company, oversight of the succession plan, approval of the annual budget, assurance of adequate systems, procedures and controls, and all matters of corporate governance. Each Board member other than Mr. Peak and Mr. Juneau is independent. Additionally, the Board provides advice and counsel to senior management.

Compensation of Directors. During the fiscal year ended June 30, 2012, each outside director of the Company received a quarterly retainer of $20,000 payable in cash for the first quarter, and a quarterly retainer of $28,000 payable in cash for the last three quarters, with no stock option or common stock grants. There were no additional payments for meetings attended or being chairman of a committee. Compensation of directors is determined by Mr. Peak and the independent directors after comparing the compensation of directors at our peer group of companies. Directors do not receive any additional compensation for attending meetings or serving as a member of a committee of the Board of Directors. All directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with serving as a member of the Board of Directors.

Director Compensation Table. The following table sets forth the compensation paid by the Company to non-employee directors for the fiscal year ended June 30, 2012:

					Change in
					Pension Value
					and Non-qualified
	Fees earned			Non-Equity	Deferred
	or paid	Stock	Option	Incentive Plan	Compensation
	in cash	Awards	Awards	Compensation	Earnings	Total
Name (1)	($) (2)	($) (3)	($) (4)	($)	($) (5)	($)
Brad Juneau (6)	28,000	—	—	—	—	28,000
B.A. Berilgen	104,000	—	—	—	—	104,000
Jay D. Brehmer	104,000	—	—	—	—	104,000
Charles M. Reimer	104,000	—	—	—	—	104,000
Steven L. Schoonover	104,000	—	—	—	—	104,000

(1)
Kenneth R. Peak, the Company’s Chairman, is not included in this table as he is an employee of the Company. The compensation he received as an employee of the Company is shown in the Summary Compensation Table.

(2)	Includes fees earned in fiscal year 2012 but paid in fiscal year 2013.

(3)
No stock awards were granted to non-employee directors during fiscal year 2010, 2011 or 2012. Accordingly, no non-employee stock expense was recognized in the consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012 (“2012 Consolidated Financial Statements”).

(4)
No option awards were granted to non-employee directors during fiscal year ended 2010, 2011 or 2012. Accordingly, no non-employee option expense was recognized in the 2012 Consolidated Financial Statements.

(5)	The Company has no deferred compensation plan.

(6)
Mr. Juneau was appointed a member of the Board of Directors on April 1, 2012. The amount shown for him was paid prior to his being appointed President and Acting Chief Executive Officer in August 2012. Mr. Juneau also receives compensation through his ownership of JEX, as described below in “Certain Relationships and Related Transactions.”

Board Size. We believe smaller to mid-size boards are more cohesive, work better together and tend to be more effective monitors than larger boards. Our Bylaws currently provide for at least three and not more than seven directors.

#PageNum#

Annual Election of Directors. In order to create greater alignment between the Board’s and our stockholders’ interests and to promote greater accountability to the stockholders, directors are elected annually.

Meetings. Our Board has meetings as necessary. During the fiscal year ended June 30, 2012, the Board held nine meetings and passed resolutions by unanimous written consent on one occasion. All of our Board members attended 100% of all Board and applicable committee meetings, except for Mr. Berilgen who missed one meeting due to a faulty telephone connection. During the 2011 fiscal year, the Company had five directors, all of which were present at the 2011 annual meeting. We encourage our Board to attend our annual meeting of stockholders.

Committee Structure. It is the general policy of the Company that the Board as a whole will consider all major decisions. The committee structure of the Board includes the Audit Committee, the Equity and CEO Compensation Committee, and the Nominating Committee. The Board may form other committees as it determines appropriate. A copy of the charter for each committee is available to any stockholder who requests a copy by delivering written notice to Contango Oil & Gas Company, 3700 Buffalo Speedway, Suite 960, Houston, Texas 77098.

Audit Committee. The Audit Committee was established by the Board for the purpose of overseeing the accounting and financial reporting processes of the Company and audits of the financial statements of the Company. The Audit Committee recommends the appointment of independent public accountants to conduct audits of our financial statements and internal control over financial reporting, reviews with the accountants the plan and results of the auditing engagement, approves other professional services provided by the accountants and evaluates the independence of the accountants. The Audit Committee also reviews the scope and adequacy of our system of internal controls and procedures over financial reporting. Members of the Audit Committee are Messrs. Brehmer (Committee Chairman), Berilgen, Reimer and Schoonover. Each member of the Audit Committee is independent, as independence for audit committee members is defined in the NYSE MKT listing standards and the applicable rules of the SEC. The Audit Committee met formally four times during the fiscal year ended June 30, 2012. The Board has determined that Mr. Brehmer is an “audit committee financial expert” as defined by the rules of the SEC.

Equity and CEO Compensation Committee. The Equity and CEO Compensation Committee was created by the Board on September 15, 2009 for the purpose of administering the Contango Oil & Gas Company Annual Incentive Plan (the “Incentive Plan”) and the Contango Oil & Gas Company 2009 Equity Compensation Plan (the “Equity Plan”). The Equity and CEO Compensation Committee determines which executive officers will be eligible for cash bonus awards under the Incentive Plan for each fiscal year, approves the goals of such executive officer for the upcoming fiscal year, and determines the maximum cash bonus award for each executive officer eligible for an award under the Incentive Plan for the upcoming fiscal year. Under the terms of its charter, the Equity and CEO Compensation Committee also determines the compensation for Mr. Peak, the Chairman of the Company. Additionally, the Equity and CEO Compensation Committee determines which executive officers and other employees may receive stock options, stock units, stock awards, stock appreciative rights and other stock based awards and the amounts of such stock based awards. Members of the Equity and CEO Compensation Committee are Messrs. Schoonover (Committee Chairman), Berilgen, Brehmer and Reimer. Each member of the Equity and CEO Compensation Committee is an “outside director” as defined under section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and is “independent” as defined in the applicable rules of the SEC. The Equity and CEO Compensation Committee met formally once during the fiscal year ended June 30, 2012.

Nominating Committee. The Nominating Committee was created by the Board on May 3, 2010 for the purpose of overseeing the identification, evaluation and selection of qualified candidates for appointment or election to the Board. The Nominating Committee identifies individuals qualified to become Board members and recommends to the Board nominees for election as directors of the Company, taking into account that the Board as a whole shall have competency in industry knowledge, accounting and finance, and business judgment. The Nominating Committee seeks members from diverse backgrounds so that the Board consists of members with a broad spectrum of experience and expertise and with a reputation for integrity. Directors should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated, and be selected based upon contributions that they can make to the Company. The Nominating

#PageNum#

Committee shall give the same consideration to candidates for director nominees recommended by Company stockholders as those candidates recommended by others. Members of the Nominating Committee are Messrs. Schoonover (Committee Chairman), Berilgen, Brehmer and Reimer. Each member of the Nominating Committee is independent as independence for nominating committee members is defined in the NYSE Amex and the applicable rules of the SEC. The Nominating Committee met formally once during the fiscal year ended June 30, 2012.

Board Leadership Structure. The Board of Directors elected Mr. Peak as both Chairman and Chief Executive Officer, prior to Mr. Peak’s medical leave of absence, for a number of reasons. Mr. Peak is the founder of the Company and beneficially owns or votes approximately 13% of the Company’s common stock, making him our largest shareholder. Mr. Peak has been an active entrepreneur who built the business into a large successful gas and oil company with a market capitalization in excess of $750 million. Furthermore, we believe that the advantages of having a single Chief Executive Officer and Chairman with extensive knowledge of our Company outweigh potential disadvantages. Mr. Peak is currently on a medical leave of absence for up to six months and Mr. Juneau is serving as President and Acting Chief Executive Officer.
Risk Oversight. We administer our risk oversight function through our Audit Committee and our Equity and CEO Compensation Committee as well as through our Board as a whole. Our Audit Committee is empowered to appoint and oversee our independent registered public accounting firm, monitor the integrity of our financial reporting processes and systems of internal controls and provide an avenue of communication among our independent auditors, management, our internal auditing department and our Board. Our Equity and CEO Compensation Committee is responsible for overseeing the management of risks related to our compensation arrangements.
More information about the Company’s corporate governance practices and procedures is available on the Company’s website at www.contango.com.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF THE SIX NOMINEES AS DIRECTORS OF CONTANGO, TO SERVE UNTIL THE NEXT ANNUAL MEETING OF STOCKHOLDERS OR UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND QUALIFIED.

#PageNum#

PROPOSAL 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION

Introduction
The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement and to express their views on such compensation. At our 2011 annual meeting, our shareholders approved, on an advisory basis, that an advisory vote on executive compensation should be held annually. Based on such result, the Board determined that the advisory vote will be held every year until the next advisory vote on frequency which we expect will be held at our 2017 annual meeting. We welcome the opportunity to give our stockholders an opportunity to vote on executive compensation at the Annual Meeting. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and our philosophy, policies and practices as described in this Proxy Statement.
We recognize that executive compensation is an important matter for our stockholders. As described in detail in the “Compensation Discussion and Analysis” (“CD&A”) section of this Proxy Statement, the Compensation Committee is tasked with the implementation of our executive compensation philosophy, and the core of that philosophy has been and continues to be to pay our executive officers based on performance. The executive compensation program is designed to attract and retain highly qualified executives and motivate them to maximize stockholder return. We believe that our executive compensation program achieves these goals by providing a combination of short- and long-term incentive compensation to reward near-term excellent performance and to encourage executives’ commitment to our long-range, strategic business goals. Stockholders are encouraged to read the CD&A section of this Proxy Statement, which discusses in detail how our compensation policies and procedures implement our compensation philosophy.
Text of the Resolution to be Adopted
As a matter of good corporate governance and in accordance with Section 14A of the Securities Exchange Act of 1934, the Board of Directors is asking stockholders to vote “FOR” the following resolution:
“RESOLVED, that the stockholders of Contango Oil & Gas Company (the “Company”) approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the 2012 Summary Compensation Table and the other related tables and disclosure in the Company’s Proxy Statement for the 2012 Annual Meeting of the Stockholders of the Company .”
As an advisory vote, this proposal is not binding on the Board or the Equity and CEO Compensation Committee. Although the vote is non-binding, the Board and the Equity and CEO Compensation Committee value the opinions of our stockholders, and will carefully consider the outcome of the vote in its ongoing evaluation of the Company’s executive compensation program and when making future compensation decisions for executive officers. In particular, to the extent there is any significant vote against the compensation of our named executive officers as disclosed in this Proxy Statement, we will consider our shareholders’ concerns and the Equity and CEO Compensation Committee will evaluate whether any actions are necessary to address those concerns.
THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.

#PageNum#

PROPOSAL 3
RATIFICATION OF THE SELECTION OF OUR AUDITORS

The Board has appointed Grant Thornton LLP, independent public accountants, for the examination of the accounts and audit of our financial statements for the fiscal year ending June 30, 2013. Grant Thornton LLP also served in such capacity for the fiscal year ended June 30, 2012. At the Annual Meeting, the Board will present a proposal to the stockholders to approve and ratify the engagement of Grant Thornton LLP. The Board expects that representatives of Grant Thornton LLP will be present and will have the opportunity to make a statement, if they desire, and to respond to appropriate questions. The Audit Committee will consider the failure to ratify its selection of Grant Thornton LLP as independent public accountants as a direction to select other auditors for the fiscal year ending June 30, 2013.

Fees

Aggregate fees for professional services rendered to us by Grant Thornton LLP for the years ended June 30, 2012 and 2011 were:

	Year Ended June 30,
Category of Service	2012	2011
Audit Fees	$245,114	$260,636
Audit-Related Fees	—	—
Tax Fees	140,560	151,865
All Other	—	—
	$385,674	$412,501

The Audit Fees for the years ended June 30, 2012 and 2011 were for professional services rendered in connection with the audit of the Company’s consolidated financial statements, statutory and subsidiary audits, issuance of consents, assistance with and review of documents filed with the SEC, and the audit of the Company’s internal control over financial reporting and the effectiveness of the Company’s internal control over financial reporting.

Tax Fees for the years ended June 30, 2012 and 2011 were for services related to tax compliance, including the preparation of tax returns and claims for refund; and tax planning and tax advice, including assistance with tax audits, tax advice related to property sales, and technical advice from tax authorities.

There are no other fees for services rendered to us by Grant Thornton LLP. Grant Thornton LLP did not provide to us any financial information systems design or implementation services during years ended June 30, 2012 or 2011.

Audit Committee Pre-Approval Policies and Procedures

All of the 2012 audit and non-audit services provided by Grant Thornton LLP were pre-approved by the Audit Committee. The non-audit services which were pre-approved by the Audit Committee were also reviewed to ensure compatibility with maintaining the accounting firm’s independence.
The Audit Committee has established pre-approval policies and procedures related to the provision of audit and non-audit services. Under these procedures, the Audit Committee selects and appoints outside auditors, considers the independence and effectiveness of the outside auditors, approves the fees and other compensation to be paid to the outside auditors and is responsible for oversight of the outside auditors and reviews any revisions to the estimates of audit and non-audit fees initially approved. The Audit Committee’s procedures prohibit the independent auditor from providing any non-audit services unless the service is permitted under applicable law and is pre-approved by the Audit Committee. The Audit Committee receives the written disclosures required by generally accepted auditing standards. The Audit Committee annually requires the outside auditors to provide the Audit Committee with a written statement delineating all relationships between the outside auditors and the

#PageNum#

Company. The Audit Committee actively engages in a dialogue with the outside auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the outside auditors, and meets privately with the outside auditors four times per year, without management present. The Audit Committee recommends that the Board of Directors take appropriate action in response to the outside auditors’ report to satisfy itself of the outside auditors’ independence. The scope of services and fees are required to be compatible with the maintenance of the accounting firm’s independence, including compliance with SEC rules and regulations.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF GRANT THORNTON LLP AS INDEPENDENT PUBLIC ACCOUNTANTS.

#PageNum#

OTHER INFORMATION

Executive Officers

The following sets forth the names, ages and positions of our executive officers together with certain biographical information:

Name	Age	Position
Kenneth R. Peak	67	Chairman and Director
Brad Juneau	52	President, Acting Chief Executive Officer and Director
Sergio Castro	43	Vice President, Chief Financial Officer, Treasurer and Secretary
Slava Makalskaya	43	Vice President, Controller and Chief Accounting Officer
Marc L. Duncan	60	Vice Chairman of Operating Committee; Safety, Environmental and Regulatory Compliance Officer (SEARCO)
Charles A. Cambron	45	Vice President - Drilling
Michael J. Autin	53	Vice President - Production

Kenneth R. Peak. Mr. Peak is the founder of the Company and has been Chairman and Chief Executive Officer since its formation in September 1999 until August 2012, when he received a six month medical leave of absence but remains as Chairman of the Board of Directors. Mr. Peak entered the energy industry in 1973 as a commercial banker and held a variety of financial and executive positions in the oil and gas industry prior to starting Contango in 1999. Mr. Peak served as an officer in the U.S. Navy from 1968 to 1971. Mr. Peak received a BS in physics from Ohio University in 1967, and an MBA from Columbia University in 1972. He currently serves as a director of Patterson-UTI Energy, Inc., a provider of onshore contract drilling services to exploration and production companies in North America, and Contango ORE, Inc., an exploration stage company involved in the exploration of gold and associated minerals and rare earth elements in the state of Alaska.
Brad Juneau. Mr. Juneau was elected a director of Contango in April 2012 and President and Acting Chief Executive Officer in August 2012. Mr. Juneau is the sole manager of the general partner of JEX, a company involved in the generation of natural gas and oil prospects. Prior to forming JEX, Mr. Juneau served as senior vice president of exploration for Zilkha Energy Company from 1987 to 1998. Prior to joining Zilkha Energy Company, Mr. Juneau served as staff petroleum engineer with Texas International Company for three years, where his principal responsibilities included reservoir engineering, as well as acquisitions and evaluations. Prior to that, he was a production engineer with Enserch in Oklahoma City. Mr. Juneau holds a BS degree in petroleum engineering from Louisiana State University. Mr. Juneau was elected President, Acting Chief Executive Officer and director of Contango ORE, Inc. in August 2012.
Sergio Castro. Mr. Castro joined Contango in March 2006 as Treasurer, was appointed Vice President, Treasurer and Secretary in April 2006 and Chief Financial Officer in June 2010. Prior to joining Contango, Mr. Castro spent two years (April 2004 to March 2006) as a consultant for UHY Advisors TX, LP. From January 2001 to April 2004, Mr. Castro was a lead credit analyst for Dynegy Inc. From August 1997 to January 2001, Mr. Castro worked as an auditor for Arthur Andersen LLP, where he specialized in energy companies. Mr. Castro was honorably discharged from the U.S. Navy in 1993 as an E-6, where he served onboard a nuclear powered submarine. Mr. Castro received a BBA in Accounting in 1997 from the University of Houston, graduating summa cum laude. Mr. Castro is a CPA and a Certified Fraud Examiner.
Yaroslava Makalskaya. Ms. Makalskaya joined Contango in March 2010 and was appointed Vice President, Controller and Chief Accounting Officer in June 2010. Ms. Makalskaya has approximately 20 years of experience in accounting and finance, including 13 years in public accounting. Prior to joining Contango, Ms. Makalskaya was a director of the Transaction Services practice at PricewaterhouseCoopers, where she assisted clients with M&A transactions as well as advised clients with complex accounting and financial reporting issues. Prior to July 2008 Ms. Makalskaya was a Senior Manager in the audit practice of PricewaterhouseCoopers and

#PageNum#

Arthur Andersen, where her clients included many US and international companies in energy, utilities, mining and other sectors. Ms. Makalskaya holds a MS degree in Economics from Novosibirsk State University in Russia. Ms. Makalskaya is a CPA.

Marc L. Duncan.  Mr. Duncan joined Contango in June 2005 as President and Chief Operating Officer of Contango Operators, Inc. and was appointed President and Chief Operating Officer of Contango Oil & Gas Company in October 2006. In December 2010, Mr. Duncan was appointed as the Company’s Safety, Environmental and Regulatory Compliance Officer ("SEARCO") and Vice Chairman of the Operating Committee. Mr. Duncan has over 38 years of experience in the energy industry and has held a variety of domestic and international engineering and senior-level operations management positions relating to natural gas and oil exploration, project development, and drilling and production operations.  Prior to joining Contango, Mr. Duncan served as Chief Operating Officer of USENCO International, Inc. and its subsidiaries and affiliates in China and Ukraine from February 2000 to July 2004 and as a senior project and drilling engineer for Hunt Oil Company from July 2004 to June 2005. He holds an MBA in Engineering Management from the University of Dallas, an MEd from the University of North Texas and a BS in Science and Education from Stephen F. Austin University.

Charles A. Cambron. Mr. Cambron joined Contango in August 2010 as Vice President of Operations. Mr. Cambron has 19 years of experience in the Gulf of Mexico oil and gas industry. Most recently he was employed by Applied Drilling Technology, Inc. (ADTI) as an Operations Manager from August 1995 until August 2010. He also held various positions in engineering and offshore supervision over a 15 year period. Prior to ADTI, Mr. Cambron began his career with Rowan Petroleum, Inc. as a Drilling Engineer working in both the Gulf of Mexico and North Sea.  Mr. Cambron received a BS degree in Petroleum Engineering from the University of Oklahoma in 1991.
Michael J. Autin. Mr. Autin joined Contango in May 2012 as Vice President of Production. Mr. Autin has over 33 years of experience in the petroleum industry including the Gulf of Mexico and U.S onshore shale. He has held various positions including Production Manager, HSE Manager and Offshore Installation Manager. Prior to joining Contango, Mr. Autin was employed by BHP Billiton since October 2000, where most recently he was Gulf of Mexico Operations Manager, Field Manager and Operations Advisor. Mr. Autin attended Nicholls State University where he studied petroleum, safety and business. He received a BS degree in 1986.
Our executive officers are elected annually by the Board and serve until their successors are duly elected and qualified or until their earlier resignation or removal. All executive officers of the Company are United States citizens. There are no family relationships between any of our directors or executive officers.

#PageNum#

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section of the Proxy Statement describes and analyzes our executive compensation philosophy and program in the context of the compensation paid during the last fiscal year to our named executive officers. You should read this section of the Proxy Statement in conjunction with the advisory vote that we are conducting on the compensation of our named executive officers (see Proposal No. 2), as it contains information that is relevant to your voting decision.

Overview of 2012 fiscal year Performance and Compensation. We are engaged in the exploration, development and production of oil and natural gas primarily offshore in the Gulf of Mexico. During the fiscal year ended June 30, 2012, because of the significant challenges faced by the oil and gas industry in the Gulf of Mexico following the accident onboard the deepwater drilling rig Deepwater Horizon (the “Deepwater Horizon” incident), the Company’s revenues decreased by approximately 11% and production decreased by approximately 3%. Other factors contributing to the decrease include lower average equivalent sales prices received for the period, and our Eloise North well which stopped producing in October 2011. Since this well's recompletion as our Mary Rose #5 well in January 2012, the well has only produced intermittently. Partially offsetting this decrease in production is our Vermilion 170 well which began producing in fiscal year 2012.

Philosophy. The Company’s compensation philosophy is to pay for performance. Accordingly, the Company’s executive compensation program is designed to attract and retain highly qualified executives and to motivate them to maximize stockholder return. It is intended to provide overall competitive compensation levels and incentive pay levels that vary based on the achievement of company-wide performance objectives and individual performance. In particular, the incentive compensation of Mr. Peak, the Company’s founder and Chairman, is determined by the independent directors of the Board, and is based predominantly upon the achievement of corporate performance objectives, and the achievement of those objectives has a significant impact on the incentive compensation of each other senior executive officer. The compensation packages for the other executive officers are determined by Mr. Peak.

Corporate Performance Objectives. In establishing the corporate performance objectives, the Company uses metrics that it believes investors would use in evaluating management’s performance and in determining whether to purchase the Company’s stock. For the fiscal year ended June 30, 2012, the Company’s corporate performance objectives consisted of (i) striving for an accident free record for operated wells, (ii) maintaining a strong environmental record, (iii) increasing our year over year stock price, (iv) increasing net debt-adjusted reserves per fully diluted share, (v) incurring tax-effected finding and development costs of less than $3.00 per Mcfe, and (vi) the Company’s stock price performance exceeding the year-to-year stock price performance of a group of exploration focused companies—the S&P 600 Small Cap Index. Each objective is important on its own merit and is considered in the totality of the Company’s overall performance. Each objective is weighted equally, with objectives (iii) through (vi) being quantitatively measured. The amount of bonus, if any, is a function of level of achievement. The Company believes these metrics are important to its stockholders, and that achieving them will eventually result in an increase in stockholder value.

CEO Compensation Review Process. Mr. Peak is evaluated with respect to the Company’s achievement of the above performance objectives as a whole. The independent members of the Board hold responsibility for selection, evaluation and the determination of compensation of the Chief Executive Officer. The Board’s decisions relating to Mr. Peak’s base salary levels reflect the Board’s views as to the broad scope of responsibilities of Mr. Peak and the Board’s subjective assessment of Mr. Peak’s impact on the Company’s overall success. The independent members of the Board review compensation levels for executives in the Company’s Peer Group (defined below) as well as achievement of Company performance objectives in determining Mr. Peak’s compensation.

The Board’s decisions relating to cash bonus awards and equity awards (in the form of stock options and/or restricted stock) for Mr. Peak are based on annual performance objectives for Mr. Peak adopted at the beginning of

#PageNum#

the applicable year and are designed to allow awards and grants to be eligible for deductibility under Section 162(m) of the Code.

Senior Executive Review Process. Mr. Peak conducts an annual review of the base salary, cash bonus awards and equity awards made to each other senior executive officer. In each case, Mr. Peak takes into account the executive’s broad scope of responsibilities and experience and compares these to competitive compensation levels provided by the Company’s Peer Group (defined below). The Company has a small group of executive officers and Mr. Peak works closely with each executive officer on a daily basis. Mr. Peak evaluates each executive with respect to contribution to the Company’s success, performance, strengths and weaknesses, and commitment to being a team player. Based upon this personal evaluation, Mr. Peak makes his assessment and determines compensation for each executive officer.

Market Compensation Data. The Company has selected a list of five peer companies (the “Peer Group”), all of which are comparably sized and focus predominantly on the off-shore Gulf of Mexico oil and gas exploration and production industry. These companies share the business risk of drilling and operating in the offshore Gulf of Mexico and have reasonably comparable financial factors with the Company, such as revenue, market capital, net income, and total assets. Companies focused on onshore shale plays are excluded because of the different capital needs and business risks associated with their exploration and production models. Companies similar in size but in unrelated industries are not included because the Company typically does not hire executives from such companies, nor would the Company be likely to lose executives to such companies:

Contango 2012 Peer Group

1.	ATP Oil & Gas Corporation

2.	Callon Petroleum Company

3.	Energy XXI (Bermuda) Limited

4.	McMoRan Exploration Co.

5.	W&T Offshore, Inc.
Components of Senior Executive Compensation. The primary elements of annual compensation for senior executives are base salary, cash bonus awards (which fall within the SEC’s definition of “Non-Equity Incentive Plan Compensation” for the purposes of the Summary Compensation Table and otherwise) and equity awards. Each component is addressed in the context of individual, Company performance, competitive conditions and the Company’s philosophy regarding common stock issuance and dilution. In determining competitive compensation levels, the Company analyzes data that includes information regarding the general natural gas and oil exploration and production industry. A major distinguishing feature between the compensation for the Company’s senior executives and the majority of publicly-traded companies, including exploration and production companies, is that the Company’s senior executives are compensated almost entirely with cash salary and cash bonus and receive no stock options or restricted stock. Except as noted in the Summary Compensation Table, the Company’s senior executives did not receive any form of non-cash compensation during the fiscal year ending June 2012, other than medical and insurance benefits, which are made available to all of the Company’s employees. None of the executive officers have an agreement with the Company that govern aspects of their compensation, as described below under “Employment and Severance Agreements.”

Aggregate compensation for each senior executive is designed to align the executive’s incentives with the long-term interests of the Company’s stockholders. The Company only has eight employees and as a result, our executives are required to simultaneously manage a variety of different responsibilities and projects. The Company predominantly uses cash bonus awards to reward performance, but may use equity awards to create incentives for future performance. Contango does not look to assign a fixed weighting to any individual component of compensation, as it believes that aggregate compensation for each executive must be tailored to meet the competitive characteristics applicable to the executive’s personal and professional circumstances, as well as the performance of the Company. Mr. Peak has the discretion to modify the individual components of compensation for each senior executive.

#PageNum#

Base Salary. Competitive base salaries are necessary to attract and retain well qualified executives. Base salaries are intended to provide a level of certainty and stability with respect to compensation from year to year. Mr. Peak determines base salaries for the other executive officers by evaluating the responsibilities of the position, the experience of the individual, the performance of the individual, and the competitive marketplace for similar management talent. Mr. Peak’s salary review process includes a comparison of total compensation for comparable positions within Contango’s Peer Group.

Mr. Peak may make base salary adjustments on a periodic basis to maintain the desired levels of base salaries for all Company employees. Mr. Peak determines annual salary adjustments by evaluating the competitive marketplace and the performance of Contango and the executive officers, as well as any increased responsibilities assumed by the executive officers. Although Mr. Peak does not give specific weight to any particular factor, the most weight is given to the executive's performance (in determining whether to adjust above or below the current salary level), and a significant but lesser weight is given to the comparative data. Salary adjustments generally are determined and implemented on a 12-month cycle, but Mr. Peak may undertake more frequent adjustments as he deems appropriate.

The independent directors of the Board may adjust Mr. Peak’s base salary for similar reasons. Mr. Peak’s base salary was $150,000 from the Company’s inception in 1999, through the fiscal year 2009. In fiscal year 2010, the Board increased the base salary of Mr. Peak to $750,000 per year, and increased it again in fiscal year 2011 to $950,000 per year, to make his salary more competitive with that of the Peer Group,  as well as to recognize the increased personal risks in serving as the Chief Executive Officer of a publicly held energy company as a result of the Sarbanes-Oxley Act, the numerous new regulations of the Bureau of Ocean Energy Management ("BOEM") and the Bureau of Safety and Environmental Enforcement ("BSEE") following the Deepwater Horizon incident, and the Dodd-Frank Wall Street Reform and Consumer Protection Act.

For the fiscal year ended 2012, Mr. Peak set the annual base salary of Mr. Castro, Ms. Makalskaya, Mr. Duncan, and Mr. Cambron at $250,000 each. No other changes to the Named Executive Officer’s base salaries have been made since the date of the last Proxy Statement.

Bonuses. All executives, including Mr. Peak, are eligible to receive a cash bonus award tied directly to the Company’s achievement of financial, operational, and strategic objectives and the executive’s personal achievements. Cash bonuses are designed to reward our executives for maximizing annual operating and financial performance. Bonuses for other senior executives are determined by Mr. Peak on an annual basis. Mr. Peak bases executive bonuses on management’s achievement during the fiscal year, and on the corporate performance objectives adopted by the Company. Mr. Peak believes that cash bonuses should be greater than market, when salaries and equity awards are below industry median pay levels.

Mr. Peak believes that the Company’s compensation levels, and in particular the size of cash bonuses paid, should take into account the absence of equity bonuses (stock options and restricted stock) as well as the absence of other common executive perquisites such as:

•	Matching 401(k) contributions

•	Profit-sharing programs

•	Change in control payments

•	Termination payments

•	Continuing medical and outplacement services upon retirement or termination

•	Individual life insurance or excess liability policies

•	Matching gifts program

•	Personal financial and tax advice services

•	Security services

•	Defined contribution retirement plans

#PageNum#

•	Company airplane

•	Company leased vehicles.
In fiscal year 2012, all of the Company’s executives qualified for a cash bonus award as a result of the Company achieving four of the six corporate performance objectives. For the fiscal year ending June 30, 2012, each of Mr. Castro, Ms. Makalskaya, Mr. Cambron and Mr. Duncan earned a cash bonus of $350,000, $350,000, $350,000 and $325,000, respectively. See Summary Compensation Table for a detailed discussion of the vesting amounts for these cash bonuses. The vested portions will be paid provided that the executive neither voluntarily terminates his/her employment nor is terminated for cause before the vesting date.

In July 2011, the Equity and CEO Compensation Committee determined that pursuant to the Contango Oil & Gas Company Annual Incentive Plan approved by the Company’s stockholders on November 19, 2009, (the “Incentive Plan”), Mr. Peak would be the only participant in the Incentive Plan for the fiscal year ending June 30, 2012. In addition to the Company’s paramount objectives of striving for an accident-free and environmentally sound workplace environment, the Committee set performance goals using the following criteria: (i) a year over year increase in the stock price of the Company from June 30, 2011 to June 30, 2012, (ii) an increase in net debt-adjusted reserves per fully diluted share, (iii) tax-effected finding and development costs of less than $3.00/mcfe, and (iv) relative performance of the Company’s stock price against the S&P 600 Small Cap Index. Had the Company met its safety and environmental objects and had the Company achieved all four performance goals, Mr. Peak would have been eligible to earn a maximum cash bonus of $7.0 million. In August 2012, the Equity and CEO Compensation Committee determined that during the 2012 fiscal year, Mr. Peak had achieved two of the four targets, and that his bonus should be $1.0 million. In accordance with the goals established for Mr. Peak under the Incentive Plan, the Equity and CEO Compensation Committee recognized Mr. Peak’s guidance and leadership in the achievement of the goals established for Mr. Peak, and awarded Mr. Peak a cash bonus of $1.0 million which was paid in August 2012 to Mr. Peak.

In August 2012, the Equity and CEO Compensation Committee also determined that pursuant to the Incentive Plan, Mr. Peak would be the only participant in the Incentive Plan for the fiscal year ending June 30, 2013. In addition to the Company’s paramount objectives of striving for an accident-free and environmentally sound workplace environment, the Committee updated the performance goals for the 2013 fiscal year using the following criteria: (i) a year over year increase in the stock price of the Company from June 30, 2012 to June 30, 2013, (ii) an increase in net debt-adjusted reserves per fully diluted share, (iii) tax-effected finding and development costs of less than $3.00/mcfe, and (iv) relative performance of the Company’s stock price against the S&P 600 Small Cap Index . If all performance goals are achieved, Mr. Peak is eligible to receive a maximum cash bonus award of $7.0 million for the fiscal year ending June 30, 2013.

Mr. Peak subsequently received a medical leave of absence from the Company, and the Equity and CEO Compensation Committee has the authority under the Incentive Plan to pro rate any award for the fiscal year ending June 30, 2013 based upon the actual number of days Mr. Peak actively serves as an employee of the Company. The Equity and CEO Compensation Committee may exercise its discretion to reduce the maximum cash bonus award but cannot increase it. The following table sets forth the performance goals of Mr.Peak’s 2013 performance bonus and related compensation depending on the level of achievement.

	Level of	Bonus if
Performance Goal	Achievement	Achieved
Increase in the stock price of the Company	0.01% - 4.99%	$0.5 million
	5.00% - 9.99%	$1.0 million
	10.00% - 14.99%	$1.5 million
	15.00% - 19.99%	$2.0 million
	> 20.00%	$3.0 million

#PageNum#

	Level of	Bonus if
Performance Goal	Achievement	Achieved
Increase in net debt-adjusted reserves per fully diluted share	Any increase	$1.0 million

Tax-effected finding and development cost	$2.01 - $3.00/mcfee	$1.0 million
	< $2.00/mcfee	$2.0 million

Performance against S&P 600 Small Cap Index	50.00% - 74.99%	$0.5 million
	≥ 75.00%	$1.0 million
Mr. Peak has not set individual goals or a maximum target bonus for other senior executives.
Equity Awards. Contango’s equity compensation program for senior executive employees includes two forms of long-term incentives: restricted stock and stock options. Award size and frequency is based on each executive’s demonstrated level of performance and Company performance over time. Historically, stock option awards were the Company’s primary form of equity incentives. The Company selected this form because it tied future performance of the Company to the ultimate value received by the employee. As the Company’s stock price continued to grow, however, the Company began including restricted stock to its equity incentive compensation, since fewer shares of stock are required to achieve the same level of employee compensation, resulting in less overall dilution in the number of shares of Common Stock outstanding. Since implementing the Company’s share repurchase program in September 2008, the Company has issued fewer stock option and restricted stock awards, preferring instead to reward senior executives with higher cash bonuses resulting in less dilution for the Company’s shareholders. During the fiscal year ended June 30, 2012, the Company did not grant stock options or restricted shares of stock to any of its senior executives. Mr. Peak has not received any stock options or restricted stock grants in the last four years.
As of October 12, 2012, the Company had approximately 15.2 million fully diluted shares outstanding, as compared to 16.7 million fully diluted shares at June 30, 2001. In an effort to continue to minimize the overall dilution in the number of shares of Common Stock outstanding, the Company has no plans to grant restricted stock or stock options for the fiscal year ending June 30, 2013.

    Equity Award Mechanics. The Company’s 1999 Stock Incentive Plan expired in August 2009. On September 15, 2009, the Board adopted the 2009 Equity Compensation Plan (the “2009 Plan”), which was approved by the Company’s stockholders on November 19, 2009. Awards typically fall into two categories: annual awards and new hire and promotion awards. New hire and promotion awards are made on the date of hire or promotion, and annual awards are made in June. From time to time the Board of Directors may make grants at other times in connection with employee retention.
All stock option awards have a per share exercise price equal to or greater than the closing price of our Common Stock on the grant date. Stock option awards and restricted stock awards vest upon the passage of time. The Board of Directors has not granted, nor does it intend in the future to grant, equity awards in anticipation of the release of material nonpublic information. Similarly, the Company has not timed, nor does it intend in the future to time, the release of material nonpublic information based upon equity award grant dates.
Deferred Compensation and Retirement Plans. The Company does not have a deferred compensation program, pension benefits, a retirement plan, or any sort of post retirement healthcare plan. Additionally, the Company does not have any potential post-employment payments resulting from termination or a change in control of the Company. However, under the 2009 Plan, the CEO and Equity Compensation Committee retains the discretion to modify certain terms and remove restrictions on equity awards upon a change of control of the Company.
Perquisites and Other Benefits. The Company annually reviews the perquisites that senior executives receive. In general, perquisites to executive officers are limited. All of the Company’s employees are eligible to participate in the Company’s employee benefit plans, such as medical, dental, group life and disability insurance.

#PageNum#

These benefits are provided so as to assure that we are able to maintain a competitive position in terms of attracting and retaining executive officers and other employees. The Company’s senior executives receive no benefits that are not otherwise available to all of its employees.
Regulatory Considerations. It is the Company’s policy to make reasonable efforts to cause executive compensation to be eligible for deductibility under Section 162(m) of the Code. Under Section 162(m), the federal income tax deductibility of compensation paid to the Company’s Chief Executive Officer and to each of its four other most highly compensated executive officers may be limited to the extent that such compensation exceeds $1.0 million in any one year. Under Section 162(m), the Company may deduct compensation in excess of $1.0 million if it qualifies as “performance-based compensation”, as defined in Section 162(m). While the Company does not design its compensation programs for tax purposes, in general, the Incentive Plan and the 2009 Plan are designed to allow awards and grants to be eligible for deductibility under Section 162(m).
Employment and Severance Agreements. We have no employment or severance agreement with any executive officer.
Compensation Risk Management. The Equity and CEO Compensation Committee considers, in establishing and reviewing our executive compensation program, whether the program encourages unnecessary or excessive risk taking and has concluded that it does not. Several features of our program reflect sound risk management practices. Base salaries are fixed in amount and thus do not encourage risk taking. While our bonuses are tied to management’s achievement during the previous fiscal year, and may encourage the taking of short-term risks at the expense of long-term results, executives’ annual bonuses are determined using multiple performance criteria based on the executive’s individual performance. The Equity and CEO Compensation Committee believes that our bonus awards appropriately balance risk and the desire to focus executives on specific short-term goals important to the Company’s success, and that they do not encourage unnecessary or excessive risk taking.
Other Compensation Arrangements. Mr. Juneau was appointed President and Acting Chief Executive Officer of the Company in August 2012. Mr. Juneau is the sole manager of the general partner of JEX, which has entered into a number of agreements and arrangements with the Company. These agreements and arrangements are described under “Certain Relationships and Related Transactions” and have been approved by the Audit Committee of the Company. Mr. Juneau is not directly compensated by the Company for serving as the President and Acting Chief Executive Officer.
EQUITY AND CEO COMPENSATION COMMITTEE REPORT
The Equity and CEO Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above required by Item 402(b) of Regulation S-K with management. Based on such review and discussion with management, the Equity and CEO Compensation Committee has recommended that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended June 30, 2012.
Equity and CEO Compensation Committee
B.A. Berilgen
Jay D. Brehmer
Charles M. Reimer
Steven L. Schoonover

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During the fiscal year ended June 30, 2012, the Equity and CEO Compensation Committee of the Board of Directors was composed of Steven L. Schoonover, B.A. Berilgen, Jay D. Brehmer and Charles M. Reimer. None of these persons has at any time been an officer or employee of the Company or any of its subsidiaries. In addition, there are no relationships among our executive officers, members of the Equity and CEO Compensation Committee or entities whose executives serve on the Board of Directors or the Equity and CEO Compensation Committee that require disclosure under applicable SEC regulations.

#PageNum#

EXECUTIVE COMPENSATION TABLES
Summary Compensation Table
The following table sets forth certain information concerning compensation of the principal executive officer (“PEO”), the principal financial officer (“PFO”), and up to three of the most highly compensated executive officers (other than the PEO and PFO) who earned at least $100,000 for the fiscal years ended June 30, 2012, 2011 and 2010 (collectively, the “Named Executive Officers”).

				Non-Equity
			Option	Incentive Plan	All Other
	Fiscal	Salary	Awards	Compensation	Compensation	Total
Name and Principal Position(s)	Year	($)	($) (1)	($) (2)	($) (3)	($)
Kenneth R. Peak (4)	2012	950,000	—	1,000,000	17,108	1,967,108
Chairman and Chief Executive Officer	2011	950,000	—	6,000,000	18,327	6,968,327
	2010	750,000	—	—	17,756	767,756

Sergio Castro (5)	2012	250,000	—	350,000	—	600,000
Vice President, Chief Financial Officer,	2011	250,000	326,741	500,000	—	1,076,741
Treasurer and Secretary	2010	200,000	176,853	—	—	376,853

Yaroslava Makalskaya (6)	2012	250,000	—	350,000	—	600,000
Vice President, Controller and Chief	2011	225,000	352,745	350,000	—	927,745
Accounting Officer	2010	52,308	32,068	—	—	84,376

Marc Duncan (7)	2012	250,000	5,000	325,000	—	580,000
Safety, Environmental and Regulatory	2011	250,000	408,426	150,000	—	808,426
Compliance (SEARCO) and Vice	2010	250,000	221,067	50,000	—	521,067
Chairman of Operating Committee

Charles Cambron (8)	2012	250,000	—	350,000	—	600,000
Vice President - Drilling	2011	223,558	—	750,000	—	973,558

(1) These amounts do not reflect compensation actually received by the Named Executive Officer. The amounts shown represent expense recognized in the 2012, 2011 and 2010 Consolidated Financial Statements that relate to restricted stock and stock option awards granted in prior fiscal years, excluding any assumption for future forfeitures. There were no actual forfeitures of stock options by any Named Executive Officers in fiscal years
2012, 2011 and 2010. The assumptions used to calculate the expense amounts shown for stock options granted are set forth in Note 12 to the 2012 Consolidated Financial Statements.
(2) These amounts reflect the annual performance-based cash incentive compensation awards earned for services rendered in fiscal years 2012, 2011 and 2010. The amounts were paid pursuant to the senior executive bonus program described in “Compensation Discussion and Analysis - Bonuses.”
(3) This amount represents monthly golf club membership dues paid for by the Company. None of the remaining Named Executive Officers received perquisites with an incremental cost to the Company in excess of $10,000 in fiscal years 2012, 2011 and 2010. The Company did not issue shares of common stock, have a deferred compensation program, or pay any other form of compensation to its Named Executive Officers in fiscal years 2012, 2011 or 2010, other than as outlined above.

#PageNum#

(4) Mr. Peak's $1,000,000 non-equity incentive plan compensation awarded in 2012 was paid in August 2012.
Of Mr. Peak's $6,000,000 non-equity incentive plan compensation awarded in 2011, $4,000,000 was paid in July 2011; $1,000,000 vested and was paid in June 2012; and $1,000,000 will vest and be paid on June 30, 2013, provided Mr. Peak neither voluntarily terminates his employment nor is terminated for cause before the vesting date.
(5) Of Mr. Castro's $350,000 non-equity incentive plan compensation awarded in 2012, $200,000 was paid in June 2012; $75,000 will vest and be paid on June 30, 2013; and $75,000 will vest and be paid on June 30, 2014, provided Mr. Castro neither voluntarily terminates his employment nor is terminated for cause before the vesting date.
Of Mr. Castro's $500,000 non-equity incentive plan compensation awarded in 2011, $250,000 was paid in July 2011; $125,000 vested and was paid in June 2012; and $125,000 will vest and be paid on June 30, 2013, provided Mr. Castro neither voluntarily terminates his employment nor is terminated for cause before the vesting date.
(6) Ms. Makalskaya joined the Company in March 2010 at an annual salary of $200,000 per year. On January 1, 2011 her salary was increased to $250,000 per year. Of Ms. Makalskaya's $350,000 non-equity incentive plan compensation awarded in 2012, $200,000 was paid in June 2012; $75,000 will vest and be paid on June 30, 2013; and $75,000 will vest and be paid on June 30, 2014, provided Ms. Makalskaya neither voluntarily terminates her employment nor is terminated for cause before the vesting date.
Of Ms. Makalskaya's $350,000 non-equity incentive plan compensation awarded in 2011, $150,000 was paid in July 2011; $100,000 vested and was paid in June 2012; and $100,000 will vest and be paid on June 30, 2013, provided Ms. Makalskaya neither voluntarily terminates her employment nor is terminated for cause before the vesting date.
(7) Of Mr. Duncan's $325,000 non-equity incentive plan compensation awarded in 2012, $175,000 was paid in June 2012; $75,000 will vest and be paid on June 30, 2013; and $75,000 will vest and be paid on June 30, 2014, provided Mr. Duncan neither voluntarily terminates his employment nor is terminated for cause before the vesting date.
Of Mr. Duncan's $150,000 non-equity incentive plan compensation awarded in 2011, $50,000 was paid in July 2011; $50,000 vested and was paid on June 30, 2012; and $50,000 will vest and be paid on June 30, 2013, provided Mr. Duncan neither voluntarily terminates his employment nor is terminated for cause before the vesting date.

(8)
Mr. Cambron joined the Company in August 2010 at an annual salary of $250,000 per year. Of Mr. Cambron's $350,000 non-equity incentive plan compensation awarded in 2012, $200,000 was paid in June 2012; $75,000 will vest and be paid on June 30, 2013; and $75,000 will vest and be paid on June 30, 2014, provided Mr. Cambron neither voluntarily terminates his employment nor is terminated for cause before the vesting date.

Of Mr. Cambron's $750,000 non-equity incentive plan compensation awarded in 2011, $350,000 was a signing bonus received in August 2011; $150,000 was paid in July 2011; $125,000 vested and was paid in June 2012; and $125,000 will vest and be paid on June 30, 2013, provided Mr. Cambron neither voluntarily terminates his employment nor is terminated for cause before the vesting date.
The Summary Compensation Table should be read in conjunction with the preceding “Compensation Discussion and Analysis,” which provides detailed information regarding our compensation philosophy and objectives. For the Named Executive Officers, the amount of salary relative to total compensation averaged approximately 45%, 18% and 72% for the fiscal year ended June 30, 2012, 2011 and 2010, respectively.
Grants of Plan-Based Awards Table

    There were no grants of equity awards made to the Named Executive Officers during the fiscal year ended June 30, 2012.

#PageNum#

Potential Payments Upon Termination or a Change in Control
The Company does not have an employment agreement with any senior executive officer, and does not have any potential post-employment payments resulting from termination or a change in control of the Company.
Outstanding Equity Awards at Fiscal Year-End Table
There were no outstanding equity awards as of June 30, 2012.
Option Exercises and Stock Vested Table
The following table sets forth certain information concerning stock option transactions for each Named Executive Officer during the fiscal year ended June 30, 2012:

	Number of	Value Realized
	Stock Options	Upon
Name	Net-Settled	Net-Settling (1)
Sergio Castro (2)	20,000	$203,376
Marc Duncan (3)	25,000	$261,226

(1)
The value realized upon net-settling equals the difference between the option exercise price and the market price on the date of net-settlement, multiplied by the number of shares represented by the option.

(2) In February 2012, Mr. Castro net-settled 20,000 stock options with the Company. These stock options were granted to Mr. Castro in September 2008.
(3) In February 2012, Mr. Duncan net-settled 25,000 stock options with the Company. These stock options were granted to Mr. Duncan in September 2008.
Equity Compensation Plans and Other Compensation Arrangements

As of June 30, 2012, the Company had no outstanding stock options or warrants.

Number of securities
remaining available
for future issuance
under equity
Plan Category	compensation plans
1999 Stock Incentive Plan - approved by security holders	—
2009 Equity Compensation Plan - approved by security holders	1,475,000
Equity compensation plans not approved by security holders	—

The Company’s 1999 Stock Incentive Plan (the “1999 Plan”) expired in August 2009. The final 45,000 outstanding options issued under the 1999 Plan were net-settled with the Company in February 2012.
Under the 2009 Plan, the Company’s Board of Directors may grant restricted stock and option awards to officers, directors, employees or consultants of the Company. Awards made under the 2009 Plan are subject to such restrictions, terms and conditions, including forfeitures, if any, as may be determined by the Board.
The Company may periodically grant additional cash bonus awards, new stock option grants and/or restricted stock awards to provide continuing incentives for future performance. In making the decision to make additional grants and/or awards, the independent directors and the Chairman and Chief Executive Officer would

#PageNum#

consider factors such as the size of previous grants/awards and the number of stock options and shares of stock already held and the degree to which increasing that ownership stake would provide the additional incentives for future performance, the likelihood that the grants/awards would encourage the executive officer to remain with the Company and the value of the executive’s service to the Company.

The Independent Directors of the Board of Directors

B.A. Berilgen
Jay D. Brehmer
Charles M. Reimer
Steven L. Schoonover

#PageNum#

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables show the ownership of our Common Stock as of October 8, 2012 by (i) each person known by us to beneficially own 5% or more of our outstanding shares of Common Stock, (ii) each of our non-employee nominee directors, (iii) our executive officers, and (iv) our executive officers and nominee directors taken together as a group. Unless otherwise indicated, each person named in the following table has the sole power to vote and dispose of the shares listed next to his name.

Our 5% Stockholders

To the Company’s knowledge, the following stockholders beneficially owned more than 5% of our outstanding shares of Common Stock, as set forth below, as of October 8, 2012:

		Amount of Beneficial	Percent
Title of Class	Name and Address of Beneficial Owner (1)	Ownership (2)	of Class
Common Stock	Kenneth R. Peak	2,034,296	13.39%
Common Stock	T. Rowe Price Associates, Inc. (3)	1,648,600	10.85%
Common Stock	Ariel Investments, LLC (4)	1,556,987	10.25%
Common Stock	BlackRock, Inc. (5)	970,649	6.39%
Common Stock	The Vanguard Group, Inc. (6)	839,181	5.52%

Directors and Executive Officers

		Amount of Beneficial	Percent
Title of Class	Name and Address of Beneficial Owner (1)	Ownership (2)	of Class

Directors Who Are Not Employees
Common Stock	B.A. Berilgen	1,931	*
Common Stock	Charles M. Reimer	24,507	*
Common Stock	Steven L. Schoonover	63,348	*

Executive Officers
Common Stock	Kenneth R. Peak	2,034,296	13.39%
Common Stock	Brad Juneau	55,000	*
Common Stock	Sergio Castro	3,500	*
Common Stock	Yaroslava Makalskaya	1,625	*
Common Stock	Marc Duncan	2,200	*
Common Stock	Charles Cambron	1,800	*

Directors and Executives Combined
Common Stock	All current directors and executive officers
	as a group (10 persons)	2,188,207	14.40%

*	Less than 1%

(1)	Unless otherwise noted, the address of the members of the Board and our executive officers is 3700 Buffalo Speedway, Suite 960, Houston, Texas 77098.

(2)
Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that

#PageNum#

person that are currently exercisable or exercisable within 60 days of October 8, 2012 are deemed outstanding. The Company had no options outstanding as of October 8, 2012. Applicable percentages are based on 15,194,952 shares outstanding on October 8, 2012. To the Company's knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name.

(3)	Based upon their Schedule 13G filing, T. Rowe Price Associates, Inc.'s address is 100 E. Pratt Street, Baltimore, Maryland 21202.

(4)	Based upon their Schedule 13G filing, Ariel Investments, LLC's address is 200 E. Randolph Drive, Suite 2900, Chicago, IL 60601.

(5)	Based upon information provided by the NYSE MKT, BlackRock, Inc.'s address is 40 East 52nd Street, New York, NY 10022.

(6)	Based upon information provided by the NYSE MKT, The Vanguard Group, Inc.'s address is 100 Vanguard Blvd, Malvern, PA 19355.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act of 1934 requires our officers and directors and persons who own more than 10% of our Common Stock to file reports of ownership and changes in ownership with the SEC. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based on our review of the copies of such reports, we believe that all such reports required by Section 16(a) of the Exchange Act were in compliance with such filing requirements during the fiscal year ended June 30, 2012.

Certain Relationships and Related Transactions
Juneau Exploration LLC. In April 2012, Mr. Brad Juneau, the sole manager of the general partner of JEX, joined the Company’s board of directors and the Company entered into an Advisory Agreement with JEX, whereby in addition to generating and evaluating offshore and onshore exploration prospects for the Company, JEX will direct the Company’s staff on operational matters including drilling, completions and production. Pursuant to the Advisory Agreement, JEX will be paid an annual fee of $2.0 million. In August 2012, the Board of Directors of the Company elected Mr. Juneau as President and Acting Chief Executive Officer of the Company.

In addition to generating and evaluating prospects for the Company via JEX, and directing the Company's operations through the Advisory Agreement and as President and Acting CEO of the Company, JEX and/or its affiliates have historically participated with the Company in the drilling and development of certain prospects through participation agreements and joint operating agreements, which specify each participant’s working interest ("WI"), net revenue interest ("NRI"), and describe when such interests are earned, as well as allocate an overriding royalty interest ("ORRI") of up to 3.33% to benefit the employees of JEX, excluding Mr. Juneau, except where otherwise noted.
Republic Exploration LLC. In his capacity as sole manager of the general partner of JEX, Mr. Juneau also controls the activities of Republic Exploration LLC ("REX"), an entity owned 34.4% by JEX, 32.3% by Contango, and 33.3% by a third party which contributed other assets to REX. REX generates and evaluates offshore exploration prospects and has historically participated with the Company in the drilling and development of certain prospects through participation agreements and joint operating agreements, which specify each participant’s working interest, net revenue interest, and describe when such interests are earned, as well as allocate an ORRI of up to 3.33% to benefit the employees of JEX. The Company proportionately consolidates the results of REX in its consolidated financial statements.

#PageNum#

As of June 30, 2012, the Company, JEX, REX and JEX employees owned the following interests in the Company's offshore wells:

	Contango		JEX		REX		JEX Employees
	WI	NRI	WI	NRI	WI	NRI	ORRI
Dutch # 1 - 5	47.05%	38.12%	1.61%	1.29%	—%	—%	2.02%
Mary Rose #1	53.21%	40.45%	2.01%	1.51%	—%	—%	2.79%
Mary Rose #2 - #3	53.21%	38.67%	2.01%	1.44%	—%	—%	2.79%
Mary Rose #4	34.58%	25.49%	1.31%	0.95%	—%	—%	1.82%
Mary Rose #5	37.80%	27.88%	1.43%	1.04%	—%	—%	1.54%
Ship Shoal 263	100.00%	80.00%	—%	—%	—%	—%	3.33%
Vermilion 170	83.20%	64.83%	4.30%	3.35%	12.50%	9.74%	3.33%
Below is a summary of transactions between the Company, JEX and REX during the fiscal year ended June 30, 2012:

•
In July 2011, the Company recompleted its Eloise South well uphole in the Cib-Op sands as our Dutch #5 well. Under the terms of the applicable joint operating agreement, all Dutch #5 well owners were required to purchase the Eloise South well bore from the Eloise South owners (the "Dutch Well Cost Adjustment"). All Eloise South and Dutch #5 well owners paid and/or received their proportionate share of the Dutch Well Cost Adjustment based on their ownership percentage in each well. JEX had a 1.6% working interest in Dutch #5; REX had a 9.6% working interest in Eloise South; and the Company had a 47.05% working interest in Dutch #5 and a 23.8% working interest in Eloise South.

•
In December 2011, the Company and JEX each purchased an additional working interest in Mary Rose #5 (see below) from an existing partner. Each company purchased its proportionate share of the existing partner's interest, based on their own ownership percentage in the well.

•
In January 2012, the Company recompleted its Eloise North well uphole in the Cib-Op sands as our Mary Rose #5 well. Under the terms of the applicable joint operating agreement, all Mary Rose #5 well owners were required to purchase the Eloise North well bore from the Eloise North owners. (the "Mary Rose Well Cost Adjustment"). All Eloise North and Mary Rose #5 well owners paid and/or received their proportionate share of the Mary Rose Well Cost Adjustment based on their ownership percentage in each well. JEX had a 1.4% working interest in Mary Rose #5 and a 0.1% working interest in Eloise North; REX had a 13.2% working interest in Eloise North; and the Company had a 37.8% working interest in Mary Rose #5 and a 35.8% working interest in Eloise North.

•
In March 2012, the Company was awarded Brazos Area 543 by the BOEM, which was bid on at the Western Gulf of Mexico Lease Sale No. 218 held on December 14, 2011. Under the terms of the applicable participation agreement, if the lease becomes a prospect, the Company will have a 100% working interest through casing point. Once casing point is reached, JEX may exercise its option to back-in for a 5% working interest. Once production begins (if successful), JEX shall receive a carried working interest of 3.33%, resulting in JEX having a final working interest of 8.33% (6.49% net revenue interest) the Company shall have a 75% working interest (58.44% net revenue interest),with third parties owning the remaining working interests. JEX employees will have a 2.33% working interest in this well. If the lease is developed into a prospect, the Company will pay JEX a prospect fee of $250,000 for generating this prospect.

•
In July 2012 the Company spud the Ship Shoal 134 prospect which is owned 100% by the Company. Under the terms of the applicable participation agreement, the Company has a 100% working interest through production. At first production (if successful), REX will receive a carried working interest of 10%.

#PageNum#

Once payout of post casing point costs has been reached, REX will have an option to back-in for an additional 12.5% working interest, resulting in REX having a final working interest of 22.50% (17.5% net revenue interest) with the Company owning the remaining working interests. JEX employees will receive an ORRI of 3.33% in this well. The Company paid JEX a prospect fee of $250,000 for generating this prospect.

•
In July 2012 the Company spud the South Timbalier 75 prospect which was farmed-in 100% by the Company and REX. Under the terms of the applicable participation agreement, the Company has a 100% working interest through first production. At first production (if successful), REX will receive a carried working interest of 10%. Once payout of post casing point costs has been reached, REX will have an option to back-in for an additional 8.3% working interest, resulting in REX having a final working interest of 18.3% (13.1% net revenue interest) and the Company owning the remaining working interests. JEX employees will receive an ORRI of 3.33% in this well. The Company paid JEX a prospect fee of $250,000 for generating this prospect.

•
For the five lease blocks where the Company was the apparent high bidder (AHB) in the June 20, 2012 lease sale where the prospects were generated by REX, the Company has a 100% working interest through first production. At first production (if successful), REX will receive a carried working interest of 10%. Once payout of post casing point costs has been reached, REX will have an option to back-in for up to 12.5% working interest, resulting in REX having a final working interest of up to 22.5% (17.5% net revenue interest) and the Company owning the remaining working interests. JEX employees will receive an ORRI of 3.33% in these prospects.

•
For the lease block where the Company was the AHB in the June 20, 2012 lease sale where the prospect was generated by JEX, the Company will carry JEX for a 10% working interest through first production (if successful) and JEX employees will receive an ORRI of 3.33%.

•
In the Tuscaloosa Marine Shale, the Company has a 100% working interest through first production. At first production (if successful), JEX will receive a carried working interest of 10% and JEX employees will receive an ORRI of 2%, of which Mr. Juneau receives 0.75%, due to fees to third parties paid by JEX in order to obtain the prospect, that were not billed to the Company. An additional 2% ORRI was granted to the geologist who is responsible for the generation of the Tuscaloosa Marine Shale prospect. The geologist has subsequently been employed by JEX.

•
In Jim Hogg County, Texas, on promoted wells, JEX has a 10% carry of the Company’s working interest (for example, if the Company has a 50% working interest, JEX will have a 5% carried working interest), after the Company has achieved payout of its investment. On unpromoted wells, JEX has a 10% carried working interest of the Company’s working interest. JEX employees will receive an ORRI of 1.25%

Below is a summary of payments received from (paid to) JEX and REX in the ordinary course of business in our capacity as operator of the wells and platforms for the year ending June 30, 2012. The Company made and received similar types of payments with other well owners (in thousands):

	Fiscal Year Ended June 30, 2012
	JEX	REX
Revenue payments as well owners	$(5,719)	$(3,166)
Joint interest billing receipts	928	2,422
Dutch well cost adjustment	—	—
Mary Rose well cost adjustment	118	(1,185)

#PageNum#

Below is a summary of payments received from (made to) JEX and REX as a result of specific transactions between the Company, JEX and REX for the year ending June 30, 2012. While these payments are in the ordinary course of business, the Company did not have similar transactions with other well owners (in thousands):

	Fiscal Year Ended June 30, 2012
	JEX	REX
Sale of purchased interest in Mary Rose #5	$8	$—
Reimbursement of certain costs	(325)	(17)
Prospect fees	(250)	—
Under advisory agreement dated April 1, 2012	(530)	—
REX distribution to members	—	823

As of June 30, 2012, the Company's consolidated balance sheets reflected the following balances:

	June 30, 2012
	JEX	REX
Accounts receivable:
Trade receivable	$20	$18
Joint interest billing	158	92

Royalties and revenue payable	(813)	(682)

Equity Compensation. In February 2012, the Company net-settled 45,000 stock options from two employees for a total of approximately $465,000. These transactions were approved by the Company’s board of directors and were completed at the closing price of the Company’s common stock on the date of transaction.

Related Person Transaction Policies and Procedures
The Company has instituted policies and procedures for the review, approval and ratification of “related person” transactions as defined under SEC rules and regulations. Our Audit Committee Charter requires management to inform the Audit Committee of all related person transactions. Examples of the type of transactions the Audit Committee reviews include payments made by the Company directly to a related person (other than in his or her capacity as a director or employee), or to an entity in which the related person serves as an officer, director, employee or owner, and any other transaction where a potential conflict of interest exists. In order to identify any such transactions, among other measures, the Company requires its directors and officers to complete questionnaires identifying transactions with any company in which the officer or director or their family members may have an interest. In addition, our Code of Ethics requires that the Audit Committee review and approve any related person transaction before it is consummated. The Audit Committee of the Company has reviewed and approved all the agreements and arrangements described above in "Certain Relationships and Related Transactions."

#PageNum#

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is a standing committee of the Board of Directors, which met four times during the fiscal year ended June 30, 2012. The Audit Committee consists of four members, Jay D. Brehmer (Chairman), B.A. Berilgen, Charles M. Reimer and Steven L. Schoonover, each of which is independent as defined in Section 803(A) of the NYSE Amex listing standards. The Board of Directors has designated Mr. Brehmer as the “audit committee financial expert” as defined by SEC rules. The Audit Committee assists, advises and reports regularly to the Board in fulfilling its oversight responsibilities related to:

•	The integrity of the Company’s financial statements

•	The Company’s compliance with legal and regulatory requirements

•	The independent auditor’s qualifications and independence

•	The performance of the Company’s outside auditors

In meeting its responsibilities, the Audit Committee is expected to provide an open channel of communication with management, the outside auditors and the Board. The Audit Committee’s specific responsibilities are set forth in its charter, as amended. The Audit Committee Charter was amended February 16, 2006.

The Audit Committee has reviewed and discussed Contango’s audited consolidated balance sheet as of June 30, 2012 and 2011 and consolidated statements of income, cash flows and stockholders’ equity for the three years ended June 30, 2012, 2011 and 2010 with Contango’s management. The Audit Committee has discussed with Grant Thornton LLP, Contango’s independent auditors, the matters required to be discussed concerning the accounting methods used in the financial statements.

The Audit Committee has also received and reviewed the written disclosures and the letter from Grant Thornton LLP required by the SEC and PCAOB RULE 3526 (concerning matters that may affect an auditor’s independence), and has discussed with Grant Thornton LLP their independence.

Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Contango’s Annual Report on Form 10-K for the year ended June 30, 2012 for filing with the SEC.

This report is submitted on behalf of the Audit Committee.

Jay D. Brehmer, Chairman
B.A. Berilgen
Charles M. Reimer
Steven L. Schoonover

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR THE ANNUAL MEETING OF STOCKHOLDERS IN 2013

Proposals of stockholders, including candidates proposed by nomination, intended to be presented at next year’s annual meeting of stockholders must be received by Sergio Castro at Contango Oil & Gas Company’s principal office located at 3700 Buffalo Speedway, Suite 960, Houston, Texas 77098 no later than June 21, 2013. If the date of the annual meeting for 2013 is moved by more than 30 days from the date of this year’s Annual Meeting, then the deadline for receiving stockholder proposals shall be a reasonable time before the Company begins to print and mail the Proxy Statement for the 2013 annual meeting.

#PageNum#

ADVANCE NOTICE PROCEDURES FOR NEXT YEAR’S ANNUAL MEETING

The Company advises stockholders that, until further notice, notice of a stockholder-sponsored proposal submitted outside the processes of Rule 14a-8 under the Securities Exchange Act of 1934 (i.e. a proposal to be presented at the next annual meeting of stockholders that has not been submitted for inclusion in the Company’s Proxy Statement) shall be submitted no earlier than September 9, 2013 and no later than October 9, 2013, after which time such proposal will be considered untimely under the SEC’s proxy rules.

OTHER PROPOSED ACTIONS

The Board is not aware of any other business that will come before the Annual Meeting, but if any such matters are properly presented, the proxies solicited hereby will be voted in accordance with the best judgment of the persons holding the proxies. All shares represented by duly executed proxies will be voted at the Annual Meeting.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS
In some cases, only one copy of this Proxy Statement is being delivered to multiple shareholders sharing an address unless the Company has received contrary instructions from one or more of the shareholders. The Company will deliver promptly, upon written or oral request, a separate copy of this Proxy Statement to a shareholder at a shared address to which a single copy of the document was delivered. To request separate or multiple delivery of these materials now or in the future a shareholder may submit a written request to Sergio Castro, Contango Oil & Gas Company, 3700 Buffalo Speedway, Suite 960, Houston, Texas 77098, telephone number (713) 960-1901.

AVAILABILITY OF CERTAIN DOCUMENTS REFERRED TO HEREIN

THIS PROXY STATEMENT REFERS TO CERTAIN DOCUMENTS OF THE COMPANY THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS ARE AVAILABLE TO ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT IS DELIVERED, UPON ORAL OR WRITTEN REQUEST, WITHOUT CHARGE, DIRECTED TO SERGIO CASTRO, CONTANGO OIL & GAS COMPANY, 3700 BUFFALO SPEEDWAY, SUITE 960, HOUSTON, TEXAS 77098, TELEPHONE NUMBER (713) 960-1901. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, SUCH REQUESTS SHOULD BE MADE BY NOVEMBER [5], 2012. OUR ANNUAL REPORT IS ALSO AVAILABLE ON OUR WEBSITE AT WWW.CONTANGO.COM.

By order of the Board of Directors,

/s/ BRAD JUNEAU

Brad Juneau
President and Acting Chief Executive Officer

#PageNum#